Exhibit 10.62
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     First Amendment (the “Amendment”) to the Employment Agreement dated as of September 24, 2007 (the “Agreement”) between Scottish Re Group Limited (the “Company”) and Terry Eleftheriou (the “Employee”) (together the “Parties”).
     WHEREAS, the Parties wish to modify and supplement the terms of the Employee’s employment with the Company as hereinafter provided:
     Accordingly, the Parties agree as follows:
     The effective date of this Amendment shall be January 1, 2008.
     Section 2 shall be amended in its entirety to read as follows:
          “2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until March 31, 2010. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Employee’s employment terminates in accordance with this Section 2 or Section 5. In the event the Employee’s employment terminates during the Term, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then due and payable shall terminate except as provided for in Section 5 of this Agreement or as otherwise required by law.”
     Section 3.1 shall be amended in its entirety to read as follows:
          “3.1 Positions. During the Term, the Employee shall serve as Chief Financial Officer of the Company and shall report solely and directly to George R. Zippel (“Zippel”), the President and Chief Executive Officer of the Company (the “CEO”) and if Zippel ceases being the CEO, then to either (i) the Chairman of the Board of Directors of the Company or (ii) the person hired by the Company as the replacement CEO. The Employee shall also serve during the Term in executive positions with similar duties for one or more of the Company’s subsidiaries and affiliates for no additional consideration.”
     In Section 4.1, the Employee’s annual base salary (“Base Salary”) shall be increased to $700,000.
     Section 4.2 shall be amended in its entirety to read as follows:
     “4.2 Bonuses.
     (a) During the Term, the Employee shall receive bonuses in the following amounts. For the calendar year 2007, the Employee shall receive a bonus in an amount equal to $450,000 (the “2007 Bonus”) that shall be paid no later than March 15, 2008. The Employee shall receive a special cash bonus (the “Special Bonus”) of $150,000 on March 15, 2008 in recognition of the additional efforts and responsibilities required of the Employee in the performance of his duties during the first quarter of calendar year 2008. The Employee’s annual cash bonus (the “Annual Bonus”) shall be no less than one-hundred and fifty percent (150%) of his then current Base Salary, and shall be paid in advance of each calendar quarter in four equal installments beginning on March 15, June 15, September 15 and December 15, beginning with the March 15, 2008 payment and ending with the December 15, 2009 payment if the Employee is employed by the Company on the applicable payment date; provided that if the Employee’s employment is terminated due to his death or Disability, by the Company other than for Cause or the Employee terminates his employment for Good Reason, the Company shall pay all unpaid Annual Bonus payments through and until the December 15, 2009 payment date in accordance with the provision of Section 5.2 (ii). In addition a payment of $262,500 shall be paid to the Employee on March 15, 2008 as the quarterly payment for the first calendar quarter of 2008. The Annual Bonus shall be paid without regard to achievement of performance measures.
     (b) On March 15, 2008, the Company shall pay to the Employee a bonus of $1,750,000 (the “Supplemental Bonus”). The Supplemental Bonus shall be paid without regard to achievement of performance measures.
     (i) If prior to March 31, 2010, the Company terminates the Employee’s employment with the Company for Cause or the Employee terminates his employment with the Company for any reason other than Good Reason, death or Disability, within five (5) days of his termination of employment, the Employee shall pay to the Company a pro rata portion of the net after tax amount of the Supplemental Bonus based on the number of days the Employee is employed by the Company after March 15, 2008 compared to 747 days.
     (ii) Should the Employee not make the payment, if any, at the time required by this Section 4.2(b), the Company may offset such unpaid amount against any amounts the Company owes under this Agreement or otherwise.”
     A sentence shall be added to the end of Section 4.3, “Participation in the Employee Benefit Plans,” which shall read as follows:
          “Anything in this Section 4.3 to the contrary notwithstanding, the health care benefits provided by the Company shall in no event be less favorable to the Employee and his family than those health care benefits provided on the Effective Date of this Amendment.”
     Section 4.5, “Relocation,” shall be amended as follows:
     Subsection (a) is amended to reflect a maximum cost of $13,500 per month plus utilities;
     Subsection (c) is amended to delete the words “through the end of the 2008 calendar year” and to reflect a maximum cost of $2,500 per month plus utilities; and
     Subsection (d) is amended to delete the words “the earlier of (i) September 1, 2008 and (ii)”.
     It is expressly understood that the Employee may, but shall not be required to, relocate his family from the Employee’s current home in Houston, Texas.
     The first paragraph of Section 4.6 shall be amended in its entirety to read as follows:
     “4.6 Retention Bonus. In the event of a Change of Control (as defined in Section 4.6 of the Agreement) and if the Employee is employed by the Company on the date of the Change of Control, the Company shall pay the Employee a lump-sum payment (the “Retention Bonus”) equal to the sum of (x) the Employee’s then current annual Base Salary plus (y) one-hundred and fifty percent (150%) of the Employee’s then current Base Salary; provided that the Employee shall not have terminated his employment without Good Reason or been terminated by the Company for Cause prior to the first anniversary of the Change of Control. The Retention Bonus shall be paid within ten (10) days of the earliest of (i) the date the Employee terminates employment for Good Reason or the Company terminates the Employee’s employment without Cause or due to death or Disability; or (ii) the earliest of (x) the first anniversary of the Change of Control, or (y) March 31, 2010. Solely for purposes of this Section 4.6,

Employee shall be deemed to have been employed by the Company on the date of a Change of Control if such date occurs within sixty (60) days after Employee is terminated by the Company without Cause.”
     The following three paragraphs shall be added to Section 4.8 to read as follows:
     “The Company shall pay or reimburse the Employee (on a fully grossed-up tax neutral basis) for the Employee’s reasonable attorneys’ fees and costs incurred in connection with advice pertaining to and negotiating this Amendment upon presentation to the Company of bills or invoices for such services and such other supporting information as the Company may reasonably require. Such payment or reimbursement and the corresponding gross-up payment shall be made no later than fifteen (15) business day following the receipt by the Company of all such bills or invoices and supporting information. Such bills or invoices and supporting information must be received by the Company no later than December 1, 2008.
     In the event that the Company or any other person takes or threatens to take any action to declare this amended Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of the Employee’s choice at the expense of the Company as hereafter provided, to advise and represent the Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Whether or not the Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Employee in connection with any of the foregoing; provided that, in regard to such matters, the Employee has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after delivery of the Employee’s written requests for payment (which shall not be later than the thirty (30) days prior to the end of the calendar year following the year in which the expense was incurred), accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.
     Additionally, if it should appear that the Company has failed to comply with any of its obligations under the Agreement, as amended, the Company irrevocably authorizes the Employee from time to time to retain counsel of the Employee’s choice as hereafter provided, to advise and represent the Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. To the extent the Employee prevails on at least one material issue, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Employee in connection with any of the foregoing; provided that, in regard to such matters, the employee has not acted in bad faith. Such payments shall be made within five (5) business days after delivery of the Employee’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, which request must be no later than thirty (30) days after the determination has been made that the Employee prevailed on at least one material issue.
     The final paragraph of Section 5.1 shall be amended in its entirety to read as follows:
     “For the purposes of this Amendment, “Good Reason” means, without the Employee’s consent, (i) a material adverse change in the Employee’s authority, responsibilities or duties; (ii) a reduction in the Employee’s Base Salary or Annual Bonus opportunity or (iii) the Company’s material breach of the Agreement; provided that a suspension of the Employee and the requirement that the Employee not report to work shall not constitute “Good Reason” if the Employee continues to receive the compensation and benefits required by this Agreement. An event will not constitute Good Reason hereunder unless the Employee gives written notice of the specific deficiency that would result in Good Reason, specifying a termination date at least forty-five (45) days after the date of the receipt of such notice, such written notice is provide within ninety (90) days following the initial condition giving rise to such Good Reason and within thirty (30) days after receipt of the written notice from the Employee the Company has not cured the specified deficiency that would result in Good Reason.”
     Section 5.2 shall be rewritten in its entirety to read as follows:
     “5.2 By the Company Without Cause; or by the Employee with Good Reason. If, during the Term, the Company terminates the Employee’s employment without Cause (which may be done at any time without prior notice) or the Employee terminates his employment for Good Reason, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Parties, drafted diligently and in good faith, consistent with the terms and conditions of this Agreement, and not in violation of any applicable laws, as to which any waiting periods required by applicable laws have expired no more than fifty-five (55) days from the date of termination (the “Release”), the Employee shall, in addition to any amounts payable pursuant to Section 4.2 and/or Section 4.6, be entitled to receive:
     (i) the Accrued Benefits;
     (ii) continued payment of the Employee’s Base Salary and all Bonus payments for the remainder of the Term, payable in a lump sum, less standard income and payroll tax withholding and other authorized deductions within fifteen (15) days following the effective date of the Release or such later time as required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);
     (iii) if the Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the cost of such continuation coverage (on a fully grossed up tax neutral basis) for the earlier of (x) twelve (12) months or (y) such earlier date that the Employee is covered (or eligible to be covered) under another group health plan, subject to the terms of the plans and applicable law with such reimbursement being made within five (5) business days after the date of the Employee’s COBRA payment;
     (iv) the Company shall pay or reimburse the Employee (in either case, on a fully grossed up tax neutral basis in accordance with the terms of Section 4.5) for the Employee’s reasonable costs (not to exceed $50,000) associated with relocating the Employee and his family and transporting the Employee’s household goods from Bermuda to the Employee’s future principal residence.
A payment delayed until receipt of the Release, and the expiration of all waiting periods therein, shall be made on the date of the expiration of all waiting periods of the Release made in compliance with this Section 5.2. The Company shall have no obligation to provide the benefits set forth above, including, but not limited to, any amounts payable pursuant to Section 4.2 and/or Section 4.6, in the event that the Employee breaches the provisions of Section 6.”
The first paragraph of Section 5.3 shall be amended in its entirety to read as follows:

     “5.3 Due to Death or Disability. If (i) the Employee’s employment terminates due to his death or (ii) the Company terminates the Employee’s employment with the Company due to the Employee’s Disability (as defined in this Section 5.3), the Employee or the Employee’s spouse, dependents or legal representatives (as appropriate), shall be entitled to receive the same elements and amounts of benefits as provided in Section 5.2 for a termination by the Company without Cause or by the Employee for Good Reason.”
     In the event that (i) on or after April 1, 2009, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason or (ii) the Employee continues employment with the Company until March 31, 2010, the restrictions set forth in Section 6.3 shall not apply with respect to any period after March 31, 2010.
     Section 8 shall be amended in its entirety to read as follows:
     “8. Indemnification. The Company shall defend, indemnify and hold harmless the Employee from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action in which there has been a final adjudication that the Employee committed a deliberately fraudulent or dishonest act) brought to impose a liability or penalty on the Employee in his capacity of director, officer, employee or agent of the Company or of any other corporation or entity which he serves as such at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees actually and reasonably incurred as a result of such action (such attorneys’ fees to be directly paid by the Company), suit or proceeding, or any appeal thereof to the maximum extent permitted by applicable law. This Section 8 shall survive termination of the Agreement as amended. The Company shall provide for the coverage of the Employee under any applicable directors and officers liability insurance policy maintained by the Company, to the same extent and on the same terms that the Company provides such indemnification to officers and directors of the Company as of the date of this Amendment with respect to occurrences while the Employee is or was an officer or director of the Company, with tail coverage for at least three (3) years thereafter.”
     Subsection (iii) shall be added to the end of Section 9.12 to read as follows:
     “(iii) In no event will any tax gross up payment hereunder be made later than the Employee’s taxable year next following the taxable year in which the Employee remits the related taxes.”
     In each instance in which a term or provision of this Amendment shall contradict or be inconsistent with a term and provision of the Agreement, the term or provision contained in this Amendment shall govern and prevail and the contradicted and inconsistent term or provision of the Agreement shall be deemed amended accordingly.
     The Company represents and warrants that this Amendment has been authorized by all necessary corporate action and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
     As hereby amended and supplemented, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Amendment as of the day and year first above mentioned.

EMPLOYEE

SCOTTISH RE GROUP LIMITED

By:

Name:
Title: